                                                                   EXHIBIT 10.34

                   AMENDED AND RESTATED CO-BRANDED CHOICE(TM)
                               WEB SITE AGREEMENT

         THIS AMENDED AND RESTATED CO-BRANDED CHOICE(TM) WEB SITE AGREEMENT ("Agreement") is made and entered into as of March 1, 2001, and amends and restates the Co-Branded Choice(TM) Website Agreement dated as of November 2, 1999, by and between HCA - Information Technology & Services, Inc. f/k/a Columbia Information Systems, Inc. ("Licensee"), a Tennessee corporation with a notice address of 2555 Park Plaza, Nashville, TN 37203, and HealthGate Data Corp. ("HealthGate"), a Delaware corporation with a notice address of 25 Corporate Drive, Suite 310, Burlington Massachusetts 01803. This Agreement between the parties supersedes and replaces the Co-Branded Choice(TM) Website Agreement dated as of November 2, 1999, in its entirety.

         WHEREAS, HealthGate provides access to information products and services through the Internet using its proprietary CHOICE platform;

         WHEREAS, HealthGate and Licensee wish to enter into an agreement providing for the licensing of certain of HealthGate's products and services through a health portal site and the CHOICE Web Sites.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS.  THE FOLLOWING TERMS SHALL HAVE THE FOLLOWING MEANINGS:

         1.1. "Affiliated Providers" shall mean C/HCA Providers, Triad Providers, or LifePoint Providers.

         1.2. "Authorized Users" shall mean (i) Licensee, (ii) Affiliated Providers and HPG Members to which Licensee provides the HealthGate Products under this Agreement, (iii) persons who access portions of the HealthGate Products that may require user registration and authentication in compliance with HealthGate's software licenses, and (iv) persons who access portions of the HealthGate Products that may not require user registration and passwords.

         1.3. "C/HCA Providers" shall mean those healthcare providers owned, controlled or operated by any entity owned or controlled by Columbia/HCA Healthcare Corporation.

         1.4. "CHOICE Web Sites" shall mean the eight (8) co-branded template web sites designed, developed, and maintained for Licensee in accordance with this Agreement.

         1.5. "Confidential Information" shall mean the identity of patients, the content of medical records, financial and tax information, information regarding Medicare and Medicaid claims submission and reimbursements, the object and source codes and documentation for proprietary software, and such other information that is confidential or proprietary business information and delivered or disclosed pursuant to this Agreement.

         1.6. "Expiration Date" shall mean October 31, 2002.

         1.7. "GAO" shall mean the Government Accounting Office.

         1.8. "HealthGate Products" shall mean the CHOICE Web Sites, and any customized CHOICE Web Site provided under this Agreement for an Affiliated Provider or HPG Member as described in SCHEDULE A.

         1.9. "HHS" shall mean the Department of Health and Human Services.

         1.10. "HealthGate Trademarks" shall mean HealthGate's name, logos, trademarks, servicemarks, and trade dress created or used by HealthGate.

         1.11. "HPG Members" shall mean HealthTrust Purchasing Group, L.P. and healthcare providers which are or become members of HealthTrust Purchasing Group, LP.

         1.12. "Information" shall mean that content and services provided by or through HealthGate under this Agreement as set forth on SCHEDULE A.

         1.13. "Information Partners" shall mean those entities that have licensed HealthGate certain information or content included in the Information.

         1.14. "Licensee Trademarks" shall mean Licensee's name, logos, trademarks, servicemarks, and trade dress created or used by Licensee.

         1.15. "LifePoint Providers" shall mean those healthcare providers owned, controlled, or operated by any entity owned or controlled by LifePoint Hospitals, Inc.

         1.16. "Net Advertising Revenues" shall mean all advertising and sponsorship monies received for advertising or sponsorship placements on the HealthGate Products less the cost of preparing such displays or placements, agency discounts, frequency discounts, sales commissions, any other third party obligations or revenue sharing commitments, and any sales or use taxes, if applicable, related to such advertising and sponsorship placements.

         1.17. "Net E-Commerce Revenues" shall mean the revenue for all products sold through a customized CHOICE Web Site provided under this Agreement for an Affiliated Provider or HPG Member less the cost of such product, including the manufacturing, shipping, and storage of such


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

product, agency discounts, frequency discounts, sales commissions, any other third party obligations or revenue sharing commitments, and any sales or use taxes, if applicable, related to such product revenue.

         1.18. "Provider Content" shall mean content developed, owned, or licensed by an Affiliated Member of HPG Member and provided by the applicable Affiliated Member or HPG Member to HealthGate.

         1.19. "Related Materials" shall mean the software and content and materials associated with the HealthGate Products, used to provide the Information.

         1.20. "Termination Notice" shall mean a written notice of termination.

         1.21. "Triad Providers" shall mean those healthcare providers owned, controlled, or operated by any entity owned or controlled by Triad Hospitals, Inc.

2.       Co-Branded CHOICE Web Site; Authorized Users; License; Prohibited
         Actions

         2.1. CO-BRANDED CHOICE WEB SITE. HealthGate shall design, develop, and maintain the CHOICE Web Sites for Licensee that can be accessed by Authorized Users. The CHOICE Web Sites shall be co-branded with both the Licensee's Trademarks and HealthGate's Trademarks, in a manner acceptable to both parties.

         2.2. CONTENT AND SERVICE. HealthGate shall provide to the CHOICE Web Sites the content and services outlined in SCHEDULE A.

         2.3. LICENSE.

              (a) HealthGate grants to Licensee a non-exclusive, non-transferable license to provide access to the Information through the HealthGate Products to Authorized Users. The rights granted by HealthGate shall be for Licensee to use the HealthGate Products for itself, C/HCA Providers, LifePoint Providers, Triad Providers, and HPG Members. The maximum number of healthcare providers to which Licensee can provide the HealthGate Products shall be limited to a total of three hundred and thirty (330) Affiliated Providers; provided, however, if Licensee provides any HealthGate Products to any HPG Member, the total number of healthcare providers to which Licensee can provide Healthcare Products shall be limited to two hundred and fifty


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

                       (250) healthcare providers among Affiliated Providers and HPG Members.

              (b) The Information and the Related Materials are the property of HealthGate or an Information Partner and is protected by applicable laws. Licensee shall abide by and shall use commercially reasonable efforts to cause Authorized Users to abide by all copyright notices, information, or restrictions contained in any Information accessed through the HealthGate Products.

              (c) Any rights not expressly granted in this Agreement with regard to the HealthGate Products, the Information, and the Related Materials are reserved to HealthGate and its Information Partners.

         2.4. PERMITTED USES. During the term of this Agreement, Licensee and its Authorized Users may:

              (a)      make searches of and access the Information;

              (b) make a very limited number of hard copies of any search output that does not contain a significant segment of a database, which copies may be used only internally but may not be sold, provided that all copyright and other notices contained in such Information are maintained.

              (c) make one copy of any search output in electronic form (i.e. diskette, hard disk, or tape) to be used for editing or temporary storage only, provided that all copyright and other notices contained in such Information are maintained.

              With respect to subsection 2.5(b), provided that Licensee, Affiliated Providers, and HPG Members, and their respective physicians, employees, agents, contractors, and subcontractors, (collectively, "Affiliated Users") shall use commercially reasonable efforts to ensure that Authorized Users who are not Affiliated Users abide by this provision and shall promptly report to HealthGate any suspected or actual violations of subsection 2.5(b), Licensee and its Affiliated Users shall not be liable for any breach of subsection 2.5(b) by Authorized Users who are not Affiliated Users.

         2.5. PROHIBITED ACTIONS. Licensee agrees that it is prohibited from and shall not:

              (a) de-compile or reverse engineer the HealthGate Products, the Information, or any of the Related Materials;

              (b) sell, re-license, distribute or commercially exploit the Information or any of the Related Materials except as set forth in Sections 3.2 and 3.3 below.

              (c) except as specifically permitted herein, make the Information available through any means or media other than the HealthGate Products;

              (d) except as specifically permitted herein, modify, publish, transmit, participate in the license, transfer or sale of, reproduce, create derivative works from, distribute, perform, display, or in anyway exploit the HealthGate Products, the Information or any of the Related Materials, in whole or in part, without the prior written consent of HealthGate.

3.       DEVELOPMENT AND DELIVERY OF THE HEALTHGATE PRODUCTS

         3.1. The HealthGate Products shall be designed to provide advertising and sponsorship messages from commercial vendors to Authorized Users. Both parties shall cooperate on obtaining advertising and sponsor messages and on providing e-commerce opportunities on the Portal or a customized CHOICE Web Site provided under this Agreement for an Affiliated Provider or HPG Member. HealthGate shall have the exclusive right to sell and serve advertising, sponsorship and e-commerce opportunities on the HealthGate Products. Licensee shall have the right to approve all advertising, sponsorship, and e-commerce opportunities on the Portal or customized CHOICE Web Site provided under this Agreement for an Affiliated Provider or HPG Member, including the method for displaying or causing the advertising to be displayed, which approval shall not be unreasonably withheld. HealthGate shall provide notice at least five (5) business days before release of such messages by HealthGate and Licensee must approve such messages within three (3) days of receipt of such notice otherwise Licensee will be deemed to have approved any such message.

         3.2. The HealthGate Products shall be designed to provide Licensee the opportunity to serve promotional messages to Authorized Users. All such messages shall be administered by HealthGate on behalf of Licensee. HealthGate shall have the right to approve such promotional messages, which approval shall not be unreasonably withheld. HealthGate shall provide notice at least five (5) business days before release of such messages by HealthGate and Licensee must approve such messages within three (3) days of receipt of such notice otherwise Licensee will be deemed to have approved any such message.

4.       MARKETING AND RE-SELLING SITES

         4.1. Licensee shall have the right to market and provide HealthGate Products and services covered under this Agreement to Affiliated Providers and HPG Members. HealthGate shall not market HealthGate Products and services directly to the Affiliated Providers.

         4.2. Any Affiliated Provider or HPG Member facility which is sold to an independent third party may continue to utilize the HealthGate Products provided Licensee is providing data processing services to such divested entity. If Licensee is not continuing to provide data processing services to such divested entity, then such entity shall have the right to continue to use the HealthGate Products for the remainder of the current year, or ninety (90) days, whichever is longer. After such time, the entity will have to obtain its own license.

5.       FEES

         5.1. LICENSE FEES. Annual fees payable by Licensee to HealthGate are set forth in SCHEDULE B.

         5.2. ADVERTISING AND SPONSORSHIP. As set forth in SCHEDULE B, Licensee shall receive a commission based on Net Advertising Revenues and Net E-Commerce Revenues.

         5.3. ADJUSTMENTS IN FEES. The annual license fee due hereunder and set forth in SCHEDULE B may be subject to an adjustment prior to the Expiration Date.

              5.3.1. MOST FAVORED NATION PRICING TERMS. If HealthGate provides the same HealthGate Product to another licensee at prices less than the prices being paid by Licensee for all Affiliated Providers and HPG Members, HealthGate and Licensee shall mutually agree to an appropriate reduction in the price on a prospective basis; provided, however the reduced price shall not be less than the price paid by the other licensee.

         5.4. FEES RELATED TO ADDITIONAL PRODUCTS AND SERVICES. Notwithstanding anything to the contrary contained in the fee adjustment procedures described in this Agreement or the fee schedule set forth in SCHEDULE B, any modification to the Information and/or the HealthGate Products, which are requested by Licensee, may be accompanied by additional fees as determined by HealthGate, and approved in writing by Licensee prior to initiation of such modification. If HealthGate initiates a modification on its own initiative without a request by Licensee, then there will be no additional costs or fees for such modification prior to the Expiration Date.

         5.5. LATE FEES. Any payment not received within ten (10) days of its due date shall accrue interest at the rate of one and a half (1.5) percent per month; provided, however, if such rate is not then lawful, any such payment shall accrue interest at the highest lawful rate then available.

6.       TERM AND TERMINATION

         6.1. TERM. This Agreement shall be effective from the date first set forth above until the Expiration Date, unless otherwise terminated as provided hereunder.

         6.2. TERMINATION FOR BREACH. Either party shall have the right to terminate this Agreement in the event that the other party hereto has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides the Termination Notice via overnight courier to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within ten (10) business days following receipt of the Termination Notice. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within ten (10) business days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party shall, within such ten (10) day period, present a schedule to cure the default, commences curing such default and thereafter diligently executes the same to completion within six months. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, all Termination Notices for non-payment must be cured with thirty (30) days of receipt. In the event the default specified in the Termination Notice cannot be reasonably cured at all, a party shall be deemed to be in default.

         6.3. POST TERMINATION OBLIGATIONS. In the event of termination of this Agreement by any party, all fees previously due or owing by any party as of the date of termination will be immediately due and payable in full.

7.       HEALTHGATE TRADEMARKS AND TRADEMARKS OF OTHERS

         7.1. HEALTHGATE TRADEMARKS. Notwithstanding the limited right to use the HealthGate Trademarks on the HealthGate Products, Licensee recognizes and acknowledges HealthGate is the sole owner of the HealthGate Trademarks; and all rights therein and the goodwill pertaining thereto belong exclusively to HealthGate. Accordingly, any use by Licensee of the HealthGate Products, or of any HealthGate Trademarks pursuant to this Agreement, shall be subject to HealthGate's approval, which HealthGate may deny or revoke at any time if in HealthGate's sole judgment such use is not consistent with the goodwill otherwise associated with the HealthGate Trademarks. Neither this Agreement nor any rights granted hereunder will operate as a transfer to Licensee or the HealthGate Products of any rights in or to any HealthGate Trademark, except for the limited rights expressly granted under this Agreement.

         7.2. LICENSEE TRADEMARKS. Notwithstanding the limited right to use the Licensee Trademarks on the HealthGate Products, HealthGate recognizes and acknowledges Licensee is the sole owner of the Licensee Trademarks; and all rights therein and the goodwill pertaining thereto belong exclusively to Licensee. Accordingly, any use by HealthGate of the Licensee Trademarks pursuant to this Agreement, shall be subject to Licensee's approval, which Licensee may deny or revoke at any time if in Licensee's sole judgment such use is not consistent with the goodwill otherwise associated with the Licensee Trademarks. Neither this Agreement nor any rights granted hereunder will operate as a transfer to HealthGate of any rights in or to any Licensee Trademark, except for the limited rights expressly granted under this Agreement.

         7.3. THIRD PARTIES' TRADEMARKS. In entering into this license to Licensee, HealthGate is also acting on behalf of its Information Partners.

8.       WARRANTY, INDEMNIFICATION AND LIMITATION OF WARRANTIES AND LIABILITY

         8.1.     WARRANTY.

                  8.1.1. HealthGate warrants to Licensee that it has the full legal right to grant the license granted under this Agreement. HealthGate warrants to Licensee that the HealthGate Products, in the forms delivered to Licensee by HealthGate and when properly used for the purpose and in the manner specifically authorized by this Agreement do not infringe upon any patent, copyright, or trademark and do not misappropriate a trade secret or other proprietary right of any person. To the extent HealthGate has received a warranty of title from a Licensor with respect to any specific intellectual property, HealthGate hereby warrants to Licensee that it or its licensor has title to such intellectual property only.

                  8.1.2. HealthGate warrants to Licensee that for a period of ninety (90) days from the date of delivery of the HealthGate Products or an upgrade thereto to Licensee that the HealthGate Products shall substantially perform in accordance with Licensee's specifications; provided, however, that any ninety (90) day warranty period for an update shall only apply to that update and not to the HealthGate Product otherwise existing as of the date of the upgrade. Licensee's sole and exclusive remedy for breach of this warranty shall be for HealthGate to modify or correct the HealthGate Products. This warranty shall not apply to any HealthGate Product which has been modified by Licensee or by any other party other than HealthGate, or which has been used in any other manner other than as authorized under this Agreement.

                  8.1.3. With respect to any development services provided pursuant to this Agreement, HealthGate warrants to Licensee that any software products delivered to Licensee are not capable of permitting any of the following: (1) unauthorized access to or intrusion upon; (2) disabling of; (3) erasure of; or (4) interference with any hardware, software, data or peripheral equipment; provided, however, this warranty shall not apply to e-mails, electronic transfers, or other database sharing.

                  8.1.4. HealthGate expressly warrants that HealthGate Products are currently Year 2000 complaint. "Year 2000 compliant is defined to mean HealthGate Products accurately and unambiguously process (including, but not limited to, compare, calculate, manipulate, sequence, display, and exchange data with other systems) data containing time and/or dates prior to, at, and after the year 2000 without error or interruption, and the products operate properly and in conformance with applicable specifications, continuously, before, at, and after the year 2000."

                  8.1.5. With respect to any development services provided pursuant to this Agreement, each of HealthGate's employees, agents or representatives assigned to perform services hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be so performed.

         8.2. HEALTHGATE INDEMNITY. HealthGate shall defend or settle, at its own expense, any cause of action or proceeding brought against Licensee which is based on a claim that the use of the Information as provided hereunder infringes any patent, copyright, trade secret or other proprietary right. HealthGate shall indemnify and hold Licensee harmless against all damages, judgments, and attorneys' fees arising out of the foregoing, provided that Licensee gives HealthGate prompt written notice of such claim. If a claim is made that the use of the Information as provided hereunder infringes any patent, copyright, trade secret or other proprietary right, HealthGate shall either procure for Licensee the right to continue using the Information, modify it to make it non-infringing but continue to meet the specifications therefor, or replace it with a similar non-infringing content as determined by the sole discretion of HealthGate.

         8.3. LICENSEE'S INDEMNIFICATION OBLIGATIONS. Excluding claims arising out of or relating to the violation by HealthGate or an Information Partner of any third party copyright, trade secrets, or trademark, Licensee, to the extent permitted by applicable law, agrees to indemnify HealthGate and its

Information Partners and hold them harmless from and against any and all claims of Licensee, Authorized Users or other third parties arising out of or related to the use of the HealthGate Products, the Information or other licensed materials, regardless of whether such claims were foreseeable by HealthGate or the Information Partner. The provisions of this Section 8.3 will survive any termination.

         8.4.     DISCLAIMER OF WARRANTIES, LIMITATION TO WARRANTIES AND
                  LIABILITIES.

         THE WARRANTIES EXPRESSED IN SECTION 8.1 ABOVE REPRESENT THE ENTIRE WARRANTY OF HEALTHGATE WITH RESPECT TO THIS AGREEMENT, AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH HEALTHGATE DISCLAIMS. DUE TO THE NUMBER OF SOURCES FROM WHICH INFORMATION ON THE HEALTHGATE PRODUCTS IS OR WILL BE OBTAINED, AND THE INHERENT HAZARDS OF ELECTRONIC DISTRIBUTION, THERE MAY BE DELAYS, OMISSIONS OR INACCURACIES IN SUCH INFORMATION AND THE HEALTHGATE PRODUCTS. THE HEALTHGATE PRODUCTS COULD INCLUDE TECHNICAL OR OTHER INACCURACIES OR TYPOGRAPHICAL ERRORS. PERIODICALLY, CHANGES MAY BE MADE IN THE INFORMATION PROVIDED IN THE HEALTHGATE PRODUCTS. HEALTHGATE AND ITS AFFILIATES, AGENTS AND ITS INFORMATION PARTNERS CANNOT AND DO NOT WARRANT THE ACCURACY, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE INFORMATION AND CONTENT AVAILABLE THROUGH THE HEALTHGATE PRODUCTS, OR THE HEALTHGATE PRODUCTS THEMSELVES, OR ANY OTHER INFORMATION WHICH IS REFERENCED BY OR LINKED TO THE HEALTHGATE PRODUCTS. THE PRESENCE IN OR ABSENCE FROM THE INFORMATION, RELATED MATERIALS, DATA, EVENTS, RESEARCH OR DEVELOPMENTS DOES NOT IMPLY THE SPECIFIC EXISTENCE OR THE NON-EXISTENCE THEREOF, NOR DOES HEALTHGATE CLAIM COMPREHENSIVENESS OR THE ABSENCE OF ERRORS. HEALTHGATE ASSUMES NO RESPONSIBILITY FOR THE USE OF THE HEALTHGATE PRODUCTS BY THE LICENSEE OR AUTHORIZED USERS. HEALTHGATE AND ITS INFORMATION PARTNERS SHALL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES AS A RESULT OF USE OF THE HEALTHGATE PRODUCTS OR THE INFORMATION, EVEN IF EXPRESSLY MADE AWARE OF THE POSSIBILITY THEREOF. EXCEPT FOR ANY CLAIM FOR INDEMNITY UNDER
         SECTION 8.2, IN NO EVENT MAY ANY ACTION BE BROUGHT AGAINST HEALTHGATE, OR AN INFORMATION PARTNER ARISING OUT OF THIS AGREEMENT MORE THAN ONE YEAR AFTER


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

         THE CLAIM OR CAUSE OF ACTION ARISES, DETERMINED WITHOUT REGARD TO WHEN THE LICENSEE OR AUTHORIZED USER SHALL HAVE LEARNED OF THE ALLEGED DEFECT, INJURY, OR LOSS. IN NO EVENT SHALL HEALTHGATE'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF LICENSE FEES PAID BY LICENSEE PURSUANT TO THIS AGREEMENT (WHETHER SUCH LIABILITY ARISES FROM BREACH OF WARRANTY, BREACH OF THIS CONTRACT OR OTHERWISE, AND WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY). THE PROVISIONS OF THIS SECTION 8.4 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

9        MISCELLANEOUS

         9.1. With respect to any development services provided pursuant to this Agreement, HealthGate acknowledges that Confidential Information provided by Licensee may also be protected by law. HealthGate will neither disclose such information, directly or indirectly, nor use such information for any purpose except to perform the services described in this Agreement. Patient medical and financial files and all documents or records of Licensee which may be used or received by HealthGate shall remain exclusive property of Licensee.

         Licensee, on behalf of itself and the Affiliated Providers and HPG Members, acknowledges that Confidential Information provided by HealthGate may also be protected by law. Licensee, the Affiliated Providers and HPG Members will neither disclose such information, directly or indirectly, nor use such information for any purpose except to perform the services described in this Agreement.

         Either party shall take appropriate action, by instruction to or agreement with its employees, agents and subcontractors, to maintain the confidentiality of the Confidential Information. Either party agrees to execute written Confidentiality Agreements with its employees, agents, and subcontractors addressing either party's obligations set forth in this section. Either party shall promptly notify the other party in the event that it learns of any unauthorized release of Confidential Information.

         Either party shall have no obligation with respect to:

                  (a) Confidential Information made available to the general public without restriction by the other party or by an authorized third party;

                  (b) Confidential Information rightfully known to either party independently of disclosures by the other party under this Agreement;

                  (c) Confidential Information independently developed by either party;

                  (d) Confidential Information that either party may be required to disclosure pursuant to subpoena or other lawful process; provided, however, that the party notifies the other party in a timely manner to allow the other party to appear and protect its interests; or

                  (e) Any information regarding any Authorized User of the HealthGate Products obtained from or through their use of those products.

         Upon the termination of this Agreement, either party shall:

                  (a)      Immediately cease to use the Confidential
                           Information.

                  (b) Return to the other party, Confidential Information and all copies thereof within thirty (30) days of the termination or destroy the Confidential Information in accordance with the other party's policy and all-applicable state and federal laws.

                  (c) Upon request, certify in writing to the other party that it has complied with its obligations set forth in this Section.

         The parties acknowledge that monetary remedies may be inadequate to protect their rights with respect to Confidential Information and that, in addition to legal remedies otherwise available to either party, injunctive relief is an appropriate judicial remedy to protect either party's rights in Confidential Information.

         Either party hereby agrees to indemnity and hold harmless the other party from and against any and all liability, loss, damage, claims or causes of action and expenses associated therewith (including attorney's fees) caused directly or indirectly by the party's breach of its obligations under this
Section 9.1. Either party may enforce the other party's obligations hereunder by seeking equitable relief which remedy shall be nonexclusive. Either party agrees to provide reasonable assistance and cooperation upon the request of the other party in connection with any litigation against third parties to protect Confidential Information.

         9.2. INDEPENDENT CONTRACTOR. HealthGate and Licensee are and shall remain independent contractors with respect to all matters pursuant to the Agreement.

         9.3. ASSIGNMENT. Licensee may sell, transfer, assign, or subcontract, any right, license or obligation set forth in this Agreement without the express


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

advance written consent of HealthGate; provided, however, Licensee may not sell, transfer, assign, or subcontract, any right, license or obligation set forth in this Agreement to Medscape, WebMD, Healtheon, and Dr. Koop or any of their successors or assigns.

         9.4. AMENDMENTS IN WRITING. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement and is executed by an authorized representative of each party hereto. No failure or delay by any party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

         9.5. NOTICES. All notices required hereunder (except invoice or purchase orders as provided herein) shall be in writing and shall be deemed to have been duly given upon receipt, and shall be either delivered in person, by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery service with proof of delivery, and addressed as follows:

              To HealthGate:      Rick Lawson
                                  HealthGate Data Corp.
                                  25 Corporate Drive
                                  Suite 310
                                  Burlington, Massachusetts  01803

              with a copy to:     Steve Kane, Esq.
                                  Rich, May, Bilodeau & Flaherty
                                  176 Federal Street, 6th Floor
                                  Boston, MA 02110-2223

              To Licensee:        Attn:  Director, I/S Contracts
                                  HCA - Information Technology & Services, Inc.
                                  2555 Park Plaza
                                  Nashville, Tennessee  37203

         with a copy to any person listed herein or in an Exhibit, and to:

                                  General Counsel
                                  HCA - The Healthcare Company
                                  One Park Plaza
                                  Nashville, Tennessee  37203

         9.6 PUBLICITY. HealthGate and Licensee agree not to advertise or to use the other party's name in any advertising, except as contemplated by this Agreement, without first obtaining written consent from the other party, which consent shall not be unreasonably withheld.


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

9.7      BOOKS AND RECORDS.

         (a) To the extent the requirements of 42 C.F.R. Section 420.300 ET SEQ. are applicable to the transactions contemplated by this Agreement, Vendor agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO") and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder until the expiration of four (4) years after Services are furnished under this Agreement.

         (b) If Vendor carries out its obligations under this Agreement through a subcontract worth $10,000 or more over a twelve month period with a "related" organization, the subcontract will also contain clauses substantially identical to this Section 9.7 to permit access by Division, HHS, GAO and their representatives to the "related" organization's books and records.

         (c) Vendor agrees to comply at all times with the regulations issued by the Department of Health and Human Services published at 42 C.F.R. 1001, and which relate to Vendor's obligation to report and disclose discounts, rebates and other reductions to Division and Facilities for Products and Services purchased under this Agreement. Where a discount or other reduction in price of the Services is applicable, the parties also intend to comply with the requirements of 42 U.S.C. Section 1320a-7b(b)(3)(A) and the "safe harbor" regulations regarding discounts or other reductions in price set forth at 42 C.F.R. Section 1001.952(h).

         (d) Division is not a federal government contractor; however, some of the Facilities which will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. Vendor acknowledges that purchase orders by any such entities incorporate the contract clauses regarding equal employment opportunity and affirmative action contained in 41 C.F.R. 60-1.4 (Executive Order 11246), 41 C.F.R. 60-250.4 (Vietnam Era Veterans Readjustment and Assistance Act), and 41 C.F.R. 60-741.5 (Rehabilitation Act).

         (e) Division shall have the right, during normal business hours and with reasonable advance notice, to review and photocopy Vendor's books, documents and records that pertain directly to the accounts of Division, Facilities and their Affiliates, the fees payable to Vendor under this Agreement, the Rebates payable by Vendor, or the Services provided by Vendor hereunder. The audit may be conducted by Division employees or by an external auditing firm selected by Division. The cost


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

of audit, including the cost of the auditors and reasonable cost of copies of books, documents and records shall be paid by Division. Division shall have no obligation to pay the cost incurred by employees and agents of Vendor in cooperating with Division in such audit.

         (f) Vendor represents and warrants that it has not been excluded, debarred, or otherwise made ineligible to participate in any federal health care program as defined in 42 U.S.C. Section 1320a-7b(f) (the "Federal Healthcare Programs"). Vendor represents and warrants to Division that Vendor (i) is not currently excluded, debarred, or otherwise ineligible to participate in the Federal Healthcare Programs; (ii) is not convicted of a criminal offense related to the provision of health care items or services but has not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Healthcare Programs, and (iii) is not under investigation or otherwise aware of any circumstances which may result in Vendor being excluded from participation in the Federal Healthcare Programs. This shall be an ongoing representation and warranty during the term of this Agreement, and Vendor shall immediately notify Division of any change in the status of the representations and warranty set forth in this section. Any breach of this section shall give Division the right to terminate this Agreement immediately for cause.

         (g) Vendor represent and warrants that it has not made, is not obligated to make, and will not make any payment or provide any remuneration to any third party in return for Division entering into this Agreement or for any business transacted under this Agreement.

         (h) Division's rights under this Section 14 shall survive for a period of four (4) years after termination or expiration of this Agreement.

         9.8. AUDIT/REPORTING. Licensee shall have the right, during normal business hours and with reasonable advance notice, to review and photocopy HealthGate's books and records that pertain directly to the accounts of Licensee, HPG Members, or Authorized Users. The audit may be conducted by Licensee's employees or by an external auditing firm selected by Licensee. The cost of audit, including the cost of the auditors and reasonable cost of copies of books and records shall be paid by Licensee. Licensee shall have no obligation to pay the cost incurred by employees and agents of HealthGate in cooperating with Licensee in such audit. Licensee does not have the right to review the books and records that pertain to the accounts of other HealthGate customers or business partners. Licensee may not conduct more than one such audit per year. Any personnel of Licensee shall sign a mutually agreeable confidentiality agreement before such audit is done.


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

         9.9. THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights for any third party.

         9.10. FORCE MAJEURE. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, act of war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a single force majeure condition causes a delay or failure in performance under this Agreement or other interruption of service exceeding ninety (90) days, the nonaffected party may terminate subject to the requirements of Section 6.2 above by providing a Termination Notice to the affected party.

         9.11. INSURANCE. HealthGate shall maintain liability coverage for errors and omissions with coverage of at least $1,000,000 per incident and $3,000,000 in the aggregate. Licensee shall be provided a copy of the certificate of insurance upon signing of this Agreement. Licensee shall be promptly notified at least thirty (30) days prior to any cancellation of policy or reduction in coverage below the required amounts specified in this Section 9.9.

         9.12. LEGAL FEES. In the event of any litigation between the parties concerning this Agreement, the prevailing party shall be awarded reasonable attorney's fees and other costs and expenses incurred in connection with such action.

         9.13. GOVERNING LAW. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         9.14. ENTIRE AGREEMENT; SEVERABILITY. This Agreement, together with the schedules and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties hereto. If any provision of this Agreement conflicts with any schedule or attachment to this Agreement, this Agreement shall control with respect to the subject matter of such attachment. This Agreement supersedes any and all other previous agreements, written or oral, including the Co-Branded CHOICE Web Agreement dated November 2, 1999, made by the parties concerning the subject matter hereof. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced. Without limiting the generality of the foregoing, it is expressly agreed that the terms of any Licensee


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

purchase order will be subject to the terms of this Agreement and that any acceptance of a purchase order by HealthGate will be for acknowledgment purposes only and none of the terms set forth in the purchase order will be binding upon HealthGate.


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

         IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement under seal as of and effective the date first written above:

HEALTHGATE DATA CORP.                         LICENSEE

By: /s/ Rick Lawson                           By: /s/ Noel Williams
    -----------------------------------           ------------------------------

Name: Rick Lawson                             Name: Noel Williams
      ---------------------------------             ----------------------------

Title: VP, Business Development               Title: President
       --------------------------------              ---------------------------


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

              SCHEDULE A: CONTENT AND SERVICES FOR CHOICE WEB SITE

A.       Content and Features Available through the affiliated CHOICE Web Sites

         o Healthy Living Webzines, enhanced to include links to and from Wellness Centers, includes Healthy Eating, Healthy Woman, Healthy Man, Healthy Sexuality, Healthy Parenting, Healthy Mind, Alternative Health, Healthy Rx, Healthy Athlete, Healthy Traveler, and Healthy After 50.

         o    Condition Centers

         o    Super Centers

         o    Merriam-Webster Medical Dictionary

         o Health Advisors, includes Adult, Behavioral, Pediatric, Women's and Senior (Adult, Women's and Pediatric includes both English and Spanish topics)

         o    USP DI, Volume 2

         o    Diagnostic Procedures Handbook

         o    New England Journal of Medicine Weekly Briefings

         o    MEDLINE

         o    Usage Reports


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

                                SCHEDULE B: FEES

1) LICENSE FEES: Licensee shall remit to HealthGate a license fee of $2,833,332 during the Term of this Agreement for the HealthGate Products and services received. The license fee shall be payable as follows:

         i)       $283,333.20 on March 1, 2001;
         ii)      $283,333.20 on May 1, 2001;
         iii)     $283,333.20 on July 1, 2001
         iv)      $283,333.20 on September 1, 2001;
         v)       $283,333.20 on November 1, 2001;
         vi)      $283,333.20 on January 1, 2002;
         vii)     $283,333.20 on March 1, 2002;
         viii)    $283,333.20 on May 1, 2002;
         ix)      $283,333.20 on July 1, 2002; and,
         x)       $283,333.20 on September 1, 2002.

2) COMMISSIONS ON NET ADVERTISING REVENUE: During the term of this Agreement, including any extensions, Licensee shall receive, as commission on advertising and sponsorship, 25% of the Net Advertising Revenue and as commission on e-commerce, 25% of the Net E-Commerce Revenue for non-pharmaceutical e-commerce of non-Medicare reimbursed products and services. Commission shall be paid quarterly, within 45 days after the close of the quarter. HealthGate shall retain 75% of the Net Advertising Revenue, 75% of the Net E-Commerce Revenue for non-pharmaceutical or non-Medicare reimbursed products or services, and 100% of the Net E-Commerce for pharmaceutical e-commerce of Medicare reimbursed products or services.


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